Exhibit 99.2

HYPERCOM CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Amounts in thousands, except share and per share data	2011	2010	2011	2010
Net revenue:
Products	$91,385	$80,963	$182,614	$155,082
Services	28,077	22,958	56,138	47,594

Total net revenue	119,462	103,921	238,752	202,676

Costs of revenue:
Products	59,943	53,612	123,801	100,296
Services	21,517	17,877	42,035	34,524
Amortization of purchased intangible assets	288	315	531	1,019

Total costs of revenue	81,748	71,804	166,367	135,839

Gross profit	37,714	32,117	72,385	66,837

Operating expenses:
Research and development	13,099	10,454	25,802	22,565
Selling, general and administrative	25,857	17,484	49,610	35,783
Amortization of purchased intangible assets	1,325	1,281	2,640	2,821
Gain on sale of real property	—	—	—	(674)

Total operating expenses	40,281	29,219	78,052	60,495

Income (loss) from operations	(2,567)	2,898	(5,667)	6,342
Interest income	72	76	354	272
Interest expense	(3,277)	(3,224)	(6,290)	(6,010)
Foreign currency gain (loss)	512	(1,616)	1,697	(2,161)
Other income (expense)	2	(10)	3	(23)

Loss before income taxes and discontinued operations	(5,258)	(1,876)	(9,903)	(1,580)
Benefit (provision) for income taxes	(333)	663	1,131	645

Loss before discontinued operations	(5,591)	(1,213)	(8,772)	(935)
Income (loss) from discontinued operations	202	(43)	(64)	54

Net loss	$(5,389)	$(1,256)	$(8,836)	$(881)

Basic and diluted loss per share:
Loss before discontinued operations	$(0.09)	$(0.02)	$(0.15)	$(0.02)
Income (loss) from discontinued operations	—	—	—	—

Basic and diluted loss per share	$(0.09)	$(0.02)	$(0.15)	$(0.02)

Shares used in computing net loss per common share:
Basic	61,472,966	53,853,334	58,487,462	53,749,304

Diluted	61,472,966	53,853,334	58,487,462	53,749,304

The accompanying notes are an integral part of these consolidated financial statements.

HYPERCOM CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2011	December 31, 2010
Amounts in thousands, except share and per share data
ASSETS
Current assets:
Cash and cash equivalents	$30,821	$56,946
Accounts receivable, net of allowance for doubtful accounts of $4,856 and $4,024, respectively	103,612	100,104
Current portion of net investment in sales-type leases	5,540	4,883
Inventories	49,662	43,987
Prepaid expenses and other current assets	8,372	6,577
Deferred income taxes	540	318
Prepaid taxes	6,710	4,036
Assets held for sale	6,251	5,778

Total current assets	211,508	222,629
Property, plant and equipment, net	22,261	23,765
Net investment in sales-type leases	6,883	7,226
Intangible assets, net	43,266	42,368
Goodwill	24,530	22,601
Other long-term assets	9,486	8,351

Total assets	$317,934	$326,940

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$47,589	$63,750
Accrued payroll and related expenses	18,436	14,819
Accrued sales and other taxes	4,326	5,761
Product warranty liabilities	5,908	5,946
Restructuring liabilities	431	2,082
Accrued other liabilities	24,708	23,525
Deferred revenue	19,354	19,066
Income taxes payable	5,790	6,986
Current portion of long term debt, net of discount	66,105	—
Liabilities held for sale	972	1,140

Total current liabilities	193,619	143,075
Deferred tax liabilities	12,566	12,544
Long term debt, net of discount	—	60,133
Other liabilities	14,184	14,130

Total liabilities	220,369	229,882
Commitments and contingencies
Stockholders’ equity:
Common stock, $.001 par value; 100,000,000 shares authorized; 62,367,478 and 56,048,865 shares outstanding at June 30, 2011 and December 31, 2010, respectively	66	59
Additional paid-in capital	287,538	282,832
Accumulated deficit	(148,234)	(139,398)
Treasury stock, 3,326,256 and 3,196,353 shares (at cost) at June 30, 2011 and December 31, 2010, respectively	(24,161)	(22,911)
Accumulated other comprehensive loss	(17,644)	(23,524)

Total stockholders’ equity	97,565	97,058

Total liabilities and stockholders’ equity	$317,934	$326,940

The accompanying notes are an integral part of these consolidated financial statements.

HYPERCOM CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
Amounts in thousands	2011	2010
Cash flows from operating activities:
Net loss	$(8,836)	$(881)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,901	5,125
Amortization of purchased intangibles	3,171	3,841
Interest conversion to debt	3,423	3,437
Amortization of debt issuance costs	64	64
Amortization of discount on notes payable	2,548	2,326
Provision for doubtful accounts	410	240
Provision for excess and obsolete inventory	2,706	1,494
Provision for warranty and other product charges	2,591	2,230
Foreign currency (gains) losses	(3)	1,720
Gain on sale of real property	—	(674)
Non-cash stock-based compensation	2,137	817
Other non-cash charges (reversals)	(145)	239
Deferred income tax benefit	(201)	(1,055)
Changes in operating assets and liabilities, net	(36,468)	(31,297)

Net cash used in operating activities	(23,702)	(12,374)

Cash flows from investing activities:
Purchases of property, plant and equipment	(3,894)	(3,093)
Deposit received on pending sale of real property	—	1,665
Proceeds from the sale of assets	—	1,000
Cash paid for acquisitions, net of cash acquired	—	(1,030)
Software development costs capitalized	(1,939)	(2,198)

Net cash used in investing activities	(5,833)	(3,656)

Cash flows from financing activities:
Repayment of bank notes payable	—	(3,000)
Purchase of treasury stock	(1,250)	(162)
Proceeds from issuance of common stock	2,490	194

Net cash provided by (used in) financing activities	1,240	(2,968)

Effect of exchange rate changes on cash and cash equivalents	2,052	(2,889)

Net decrease in cash from continuing operations	(26,243)	(21,887)
Net cash provided by operating activities from discontinued operations	118	119
Cash and cash equivalents, beginning of the period	56,946	55,041

Cash and cash equivalents, end of the period	$30,821	$33,273

The accompanying notes are an integral part of these consolidated financial statements.

HYPERCOM CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2011

(Unaudited)

1. Basis of Presentation

The consolidated financial statements include the accounts of Hypercom Corporation and its wholly-owned subsidiaries (“Hypercom”, the “Company”, “we”, “us”, “our”, or “our business”). The Company owns 100% of the outstanding stock of all of its subsidiaries. All of the Company’s subsidiaries are included in the consolidated financial statements and all significant intercompany accounts and transactions have been eliminated in consolidation.

The accompanying interim consolidated financial statements have been prepared in conformity with United States generally accepted accounting principles (“GAAP”), consistent in all material respects with those applied in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010. The financial information is unaudited but reflects all adjustments, consisting only of normal recurring accruals, which are, in the opinion of the Company’s management, necessary to a fair statement of the results for the interim periods presented. Interim results are not necessarily indicative of results for a full year. The information included in this Quarterly Report on Form 10-Q should be read in conjunction with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 from which the December 31, 2010 balance sheet amounts herein were derived.

Certain prior period amounts have been reclassified to conform to the current period presentation.

2. Completion of Merger with VeriFone

On August 4, 2011, pursuant to the Agreement and Plan of Merger, dated November 17, 2010, among VeriFone Systems, Inc. (“VeriFone”), Hypercom, and Honey Acquisition Co., a Delaware corporation and wholly owned subsidiary of VeriFone (“Merger Sub”), Merger Sub merged with and into Hypercom with Hypercom continuing as the surviving entity and wholly owned subsidiary of VeriFone (the “Merger”).

At the effective time and as a result of the Merger, each share of common stock, par value $0.001 per share (the “Hypercom Common Stock”), of Hypercom issued and outstanding (other than shares of Hypercom Common Stock that were owned by VeriFone or Hypercom or any direct or indirect wholly-owned subsidiary of Hypercom and in each case not held on behalf of third parties) was converted into and became exchangeable for 0.23 shares (the “Exchange Ratio”) of common stock, par value $0.01 per share, of VeriFone (the “VeriFone Common Stock”).

In addition, options to acquire Hypercom Common Stock, restricted stock unit awards and other equity-based awards denominated in shares of Hypercom Common Stock outstanding immediately prior to the consummation of the Merger were converted into options, restricted stock unit awards, or other equity-based awards, as the case may be, denominated in shares of VeriFone Common Stock based on the Exchange Ratio, at an exercise price per share (in the case of options) equal to the exercise price of the option immediately prior to the effective time of the Merger divided by the Exchange Ratio.

Immediately prior to the closing of the Merger, Hypercom divested its U.S. payment solutions business to The Gores Group, LLC as part of its settlement with the U.S. Department of Justice, and divested its U.K. and Spain businesses to a wholly-owned subsidiary of KleinPartners Capital Corp. Such divestitures were completed in connection with and contingent upon the closing of the Merger.

In connection with the closing of the Merger, Hypercom notified the New York Stock Exchange (the “NYSE”) of the consummation of the Merger and requested that trading in Hypercom Common Stock be suspended prior to the commencement of trading on August 5, 2011, and that Hypercom Common Stock be withdrawn from listing on the NYSE as of the opening of business on August 5, 2011. Hypercom has also requested that the NYSE file with the Securities and Exchange Commission a Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934, as amended, on Form 25 to delist and deregister Hypercom Common Stock. Following the completion of the Merger, Hypercom Common Stock, which traded under the symbol “HYC”, ceased to be listed on the NYSE.

3. Intangible Assets and Goodwill

Intangible assets consist of the following at June 30, 2011 and December 31, 2010 (dollars in thousands):

	June 30, 2011			December 31, 2010
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Capitalized software	$8,340	$(2,715)	$5,625	$7,159	$(2,626)	$4,533
Customer and supplier relationships	56,841	(21,670)	35,171	52,386	(17,114)	35,272
Unpatented technology	3,087	(3,087)	—	2,840	(2,840)	—
Trademarks, trade names	3,640	(1,913)	1,727	3,527	(1,776)	1,751
Service know-how	1,330	(587)	743	1,330	(521)	809
Other	149	(149)	—	149	(146)	3

	$73,387	$(30,121)	$43,266	$67,391	$(25,023)	$42,368

The Company capitalizes certain internal and external expenses related to the development of computer software used in products the Company sells. Costs incurred prior to the establishment of technological feasibility are charged to research and development (“R&D”) expense. The increase in capitalized software is primarily related to the Company’s next generation of network equipment products.

Amortization expense related to intangible assets used in continuing operations was $3.3 million and $4.3 million for the six months ended June 30, 2011 and 2010, respectively. Based on the intangible assets recorded at June 30, 2011 and assuming no subsequent impairment of the underlying assets or changes in foreign currency rates, the annual amortization expense for each period is expected to be as follows: $3.7 million for the remainder of 2011, $7.3 million for 2012, $6.4 million for 2013, $6.4 million for 2014 and $6.2 million for 2015.

Activity related to goodwill consisted of the following for the six-month period ended June 30, 2011 (dollars in thousands):

Balance at beginning of the year	$22,601
Currency translation adjustment	1,929

Balance, end of period	$24,530

4. Restructuring and Other Charges

2010 Restructuring

The Company has incurred employee severance and related charges in 2011 as a result of the following initiatives that commenced in 2010:

•	Reorganization of the Company’s services businesses in Australia and Brazil;

•	Reorganization of the Company’s operations in its Asia-Pacific segment; and

•	Reorganization of the Company’s management team in its offices in Arizona, Mexico and the Caribbean.

The Company incurred charges of zero and $0.1 million for the three and six month periods ended June 30, 2011 which were recorded in operating expenses and included in the Americas segment related to a management reorganization of the Company’s North America operation and is included in restructuring liabilities in the Company’s consolidated balance sheets as of June 30, 2011.

The following table summarizes these charges and activities during the six month periods ended June 30, 2011 and 2010 (dollars in thousands):

	Balance at December 31, 2010	Additions	Cash Payments	Balance at June 30, 2011
Severance and other termination benefits	1,553	119	(1,467)	$205

Total	1,553	119	(1,467)	$205

	Balance at December 31, 2009	Additions	Cash Payments	Balance at June 30, 2010
Severance and other termination benefits	$1,010	660	(785)	$885

Total	$1,010	660	(785)	$885

The Company expects to pay the remaining amounts accrued in 2011. The amounts recorded and the additional restructuring charges the Company expects to incur are subject to change based on the negotiation of severance with employees and related work groups.

Thales e-Transactions Restructuring

On April 1, 2008, the Company completed the acquisition of TeT and began formulating a restructuring plan. At the acquisition date, the Company accrued into the purchase price allocation restructuring costs related to reduction in workforce and future facilities lease obligations of approximately $9.1 million as part of its restructuring plan.

Activities related to the TeT acquisition restructuring plan are as follows (dollars in thousands):

	Balance at December 31, 2010	Additions	Cash Payments	Translation Adjustment	Balance at June 30, 2011
Severance and other termination benefits	529	—	(344)	41	$226

Total	529	—	(344)	41	$226

The Company expects the remaining amounts accrued to be paid in 2011. The restructuring plan and the amounts recorded are subject to change based on the negotiation of severance and other workforce reduction plans with employees and related work groups. Accordingly, additional restructuring expenses may be incurred and recorded as an expense in the period of the estimated change in amounts to be paid. Any decrease in the estimated restructuring amounts to be paid will be recorded as a reduction of goodwill and any associated deferred tax accounts.

5. Assets Held for Sale

European Lease and Services Operations

In 2009, the Company decided to sell its European lease and services operations, which qualifies as discontinued operations. Accordingly, the lease and services business operating results have been classified as discontinued operations in the statements of operations and cash flows for all periods presented.

On July 5, 2011, the Company entered into a definitive sale agreement to sell certain assets from its European lease and service operation for approximately $3.7 million. The agreement allows the buyer of the assets to a clawback of the purchase price if the number of customer cancellations prior to September 30, 2011 exceed certain defined thresholds. The agreement requires the Company to indemnify the buyer for certain employee claims throughout the first six months after the sale. The book value of the assets sold was $3.3 million as of June 30, 2011.

A summary of the assets and liabilities held for sale related to this European lease and services operations is as follows (dollars in thousands):

	June 30, 2011	December 31, 2010
ASSETS
Cash and cash equivalents	$361	$264
Accounts receivable, net	1,045	473
Net investment in sales-type leases	2,302	2,121
Inventories	132	171
Prepaid expenses and other assets	495	833
Long term assets	26	27

Total assets	$4,361	$3,889

LIABILITIES
Accounts payable	$972	$1,172
Accrued payroll and related expenses	—	72

Total liabilities	$972	$1,244

Brazilian Building Sale

On April 19, 2010, the Company sold its Brazilian building for consideration of R$8.6 million Brazilian Reais (approximately $4.6 million U.S. Dollars), receiving R$2.9 million Brazilian Reais, or $1.7 million, upon execution of the sales agreement. The remainder was to be received in installments of 40% and 30% within 180 days and 270 days, respectively, of the signing of the sales agreement. The Company entered into a leaseback transaction with the buyer to allow for a transition of the Company’s services operations for a period of three months that ended on July 19, 2010.

The remaining installments have not been received as of June 30, 2011. On August 5, 2011, the Company entered into an escrow agreement with the buyer pursuant to which the funds for the remaining installment payments were deposited into escrow by the buyer and will be released to the Company upon satisfaction of the terms and conditions of the escrow agreement, including the Company putting up a letter of credit in Brazil in favor of the buyer covering certain contingencies related to the building. The Company continues to defer the gain related to the sale as of June 30, 2011.

The gain will be recognized once the Company no longer has continuing involvement in the building, the buyer’s initial and continuing investments are adequate to demonstrate a commitment to pay for the property, and collectability of the remaining amounts due are reasonably assured either by collection of the majority of the receivable or when the Company is assured the amounts due are not subject to future subordination from a bank or other lender. The net book value of the building was $1.9 million and was classified as assets held for sale in the Company’s consolidated balance sheets as of June 30, 2011 and December 31, 2010, respectively. The $1.7 million received has been recorded as deferred revenue in the Company’s consolidated balance sheets as of June 30, 2011 and December 31, 2010.

6. Leases

Sales-Type Leases

The Company’s net investments in sales-type leases consist of the following at June 30, 2011 and December 31, 2010 (dollars in thousands):

	June 30, 2011	December 31, 2010
Lease contracts receivable	$14,641	$14,836
Unearned revenue	(1,639)	(2,199)
Allowance for bad debt	(579)	(528)

Net investment in sales-type leases	$12,423	$12,109

7. Inventories

Inventories consist of the following at June 30, 2011 and December 31, 2010 (dollars in thousands):

	June 30, 2011	December 31, 2010
Purchased parts	$9,876	$10,501
Work in progress	851	454
Finished goods	38,935	33,032

	$49,662	$43,987

8. Product Warranty Liability

The following table reconciles the changes to the product warranty liability for the three- and six-month periods ended June 30, 2011 and 2010 (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Balance at beginning of period	$6,992	$4,997	$5,946	$5,444
Warranty charges from operations	912	1,335	2,591	2,230
Utilization of warranty liability	(1,694)	(603)	(2,974)	(1,649)
Currency translation adjustment	(302)	(758)	345	(1,054)

Balance at end of period	$5,908	$4,971	$5,908	$4,971

Deferred revenue associated with the Company’s extended warranty programs was $3.8 million and $3.9 million as of June 30, 2011 and December 31, 2010, respectively.

9. Long-term Debt

Revolving Credit Facilities

On January 15, 2008, certain of the Company’s subsidiaries (the “Borrowers”) entered into a Loan and Security Agreement (the “Loan Agreement”) with a bank and other financial institutions. The Company and certain other subsidiaries are guarantors (together with the Borrowers, the “Obligors”) of the Borrowers’ obligations under the Loan Agreement. The bank also serves as agent for the lenders under the Loan Agreement (the “Agent”). The Loan Agreement provides for a revolving credit facility of up to $25.0 million. Under the Loan Agreement, if certain conditions are met, the Borrowers may request an increase in the credit facility to an aggregate total of up to $40.0 million. Amounts borrowed under the Loan Agreement and repaid or prepaid during the term may be reborrowed. Outstanding amounts under the Loan Agreement bore interest, at the Borrowers’ option, at either (i) LIBOR plus 175 basis points or (ii) the bank’s prime rate.

Availability of borrowings and the issuance of letters of credit under the Loan Agreement are subject to a borrowing base calculation based upon a valuation of the Company’s eligible inventories (including raw materials, finished and semi-finished goods, and certain in-transit inventory) and eligible accounts receivable, each multiplied by an applicable advance rate.

On February 10, 2010, the Loan Agreement was amended to allow the Company to enter into a transaction between its former subsidiary, HBNet, and The McDonnell Group, as well as making additional changes, including, among others, providing for the outstanding amounts under the Loan Agreement to now bear interest, at the Company’s option, at either: (i) LIBOR plus 200 or 250 basis points; or (ii) the bank’s prime rate plus 50 or 75 basis points depending on certain financial ratios. In addition, the borrowing base was amended to eliminate inventory from the borrowing base calculation.

On December 30, 2010, the Loan Agreement was further amended whereby all amounts outstanding are now due on January 14, 2012. In addition, the revolving credit facility under the Loan Agreement is set at a maximum of up to $25.0 million (previously up to $40.0 million if certain conditions were met). No amounts were borrowed against the line of credit as of June 30, 2011. The Company had availability of $12.5 million as of June 30, 2011, which was decreased by outstanding letters of credit totaling $3.9 million at June 30, 2011. These letters of credit were collateralized with cash on August 3, 2011.

In addition to representations and warranties, covenants, conditions and other terms customary for instruments of this type, the Loan Agreement includes negative covenants that prohibit the Obligors from, among other things, incurring certain types of indebtedness (excluding indebtedness secured by certain assets of the Company and its subsidiaries in an aggregate amount not to exceed $50.0 million for working capital purposes), making annual capital expenditures in excess of prescribed amounts, or disposing of certain assets. The Loan Agreement provides for customary events of default, including failure to pay any principal or interest when due, failure to comply with covenants, failure of any representation made by the Borrowers to be correct in any material respect, certain defaults relating to other material indebtedness, certain insolvency and receivership events affecting the Obligors, judgments in excess of $2.5 million in the aggregate being rendered against the Obligors, and the incurrence of certain liabilities under the Employee Retirement Income Security Act in excess of $1.0 million in the aggregate.

In the event of a default by the Borrowers, the Agent may, at the direction of the lenders, terminate the lenders’ commitments to make loans under the Loan Agreement, declare the obligations under the Loan Agreement immediately due and payable and enforce any and all rights of the lenders or Agent under the Loan Agreement and related documents. For certain events of default related to insolvency and receivership, the commitments of the lenders are automatically terminated and all outstanding obligations become immediately due and payable. The obligations of the Obligors under the Loan Agreement are secured by inventory and accounts receivable of certain of the Company’s subsidiaries in the United States and the United Kingdom. The remaining balance of the Company’s consolidated assets, including the subsidiaries acquired in connection with the TeT acquisition, is unencumbered under the Loan Agreement and, if needed, may be used as collateral for additional debt. The Company’s obligations as guarantor under the Loan Agreement are unsecured.

In connection with the Merger, on August 4, 2011, the Company terminated the Loan Agreement. In connection with such termination, the Company repaid all outstanding loans, interest and expenses accrued under the Loan Agreement through the date of termination, and all liens on assets of the borrowers under the Loan Agreement were terminated and released.

Acquisition Financing

In February 2008, in connection with the acquisition of TeT, the Company entered into a Credit Agreement with Francisco Partners II, L.P. (“FP II”) pursuant to a commitment letter dated December 20, 2007 between the parties. The Credit Agreement provided for a loan of up to $60.0 million to partially fund the acquisition at closing. The loan under the Credit Agreement bears interest at 10% per annum, provided that, at the election of the Company, interest may be capitalized and added to the principal of the loan to be repaid at maturity on April 1, 2012. The Company can voluntarily make prepayments in increments of $5.0 million without premium or penalty.

On funding of the loan under the Credit Agreement and the closing of the acquisition, FP II was granted a five-year warrant (the “Warrant”) to purchase approximately 10.5 million shares of the Company’s common stock at $5.00 per share. The estimated fair value of the Warrant at the date issued was $1.68 per share using a Black-Scholes option pricing model. The valuation date for the Warrant was February 14, 2008, when all relevant terms and conditions of the debt agreement had been reached. The total fair value of the Warrant of $17.8 million was recorded as a discount to the acquisition financing and has been recognized in equity as additional paid in capital. The loan discount is being amortized as interest expense over the life of the loan and amounted to $2.5 million and $2.3 million for the six months ended June 30, 2011 and 2010, respectively.

On March 18, 2011, FP II exercised the Warrant in full on a cashless exercise basis and the Company issued 5,923,492 shares of its common stock to FP II upon such exercise.

Also in connection with the Merger, on August 4, 2011, the Company terminated the Credit Agreement with FP II. In connection with such termination, the Company repaid all outstanding loans and interest accrued under the Credit Agreement totaling $71.2 million through the date of termination.

Long-term debt consists of the following at June 30, 2011 and December 31, 2010 (dollars in thousands):

	June 30, 2011	December 31, 2010
Credit agreement	$60,000	$60,000
Interest conversion to debt	21,656	18,233
Repayment of debt	(11,000)	(11,000)

	70,656	67,233
Discounts on warrants issued to FP II, net	(4,551)	(7,100)

Current portion of long-term debt, net of discount	$66,105	$—

Long-term debt, net of discount	$—	$60,133

10. Equity

Treasury Stock

Beginning in the second quarter of 2010, the Company elected to give employees a net-settlement option when restricted stock awards vest, whereby the Company buys from the employee the net common shares equal to the minimum statutory tax withholding requirement. The cash value of these awards is then remitted to the taxing authorities to satisfy the minimum statutory tax withholding requirements of the taxing authorities on the employees’ behalf. The Company bought 129,903 shares at a cost of $1.3 million and 34,105 shares at a cost of $162,000, which was included in treasury stock at June 30, 2011 and December 31, 2010, respectively.

11. Income Taxes

Income tax benefit (expense) before discontinued operations for federal, state and foreign taxes was $(0.3) million and $0.7 million, respectively, for the three month periods ended June 30, 2011 and 2010, and $1.1 million and $0.6 million, respectively, for the six month periods ended June 30, 2011 and 2010. The Company’s consolidated effective tax rates for the three month and six month periods ended June 30, 2011 were (6.3)% and 11.4%, respectively. The Company’s effective tax rate is determined by the level and composition of pre-tax income subject to varying foreign, state and local taxes and other items. The benefit recorded for the three months ended June 30, 2011 is primarily the result of the release of tax contingency reserves upon the expiration of the statute of limitations. The Company continues to provide a full valuation reserve against substantially all of its deferred tax asset balances as of June 30, 2011. The valuation reserve is subject to reversal in future years at such time that the benefits are actually utilized or the operating profits in the United States become sustainable at a level that meets the recoverability criteria.

The total amount of unrecognized tax benefits at June 30, 2011 was $45.9 million, of which $2.1 million would impact the Company’s effective tax rate were it to be recognized.

The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction, and various U.S. state and foreign jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations for years prior to 2000. The Company’s policy is to recognize interest and penalties related to unrecognized tax benefits as part of the tax provision. Accrued interest and penalties at June 30, 2011 and December 31, 2010 were $1.5 million and $1.4 million, respectively. The Company believes that it has appropriate support for the income tax positions taken and to be taken on its tax returns and that its accruals for tax liabilities are adequate for all open years based on an assessment of many factors including past experience and interpretations of tax law applied to the facts of each matter.

12. Commitments and Contingencies

Litigation

Brazil Tax and Labor Contingencies. The Company’s operations in Brazil are involved in various litigation matters and have received or been the subject of numerous governmental assessments related to indirect and other taxes, as well as disputes associated with former Company employees and employees of various service providers with whom the Company had contracted. The tax matters, which comprise a significant portion of the contingencies, principally relate to claims for taxes on the transfers of inventory, municipal service taxes on rentals and gross revenue taxes. The Company is disputing these tax matters and intends to vigorously defend the Company’s positions. The labor matters principally relate to claims made by former Company employees and by former employees of various vendors that provided contracted services to the Company and who are now asserting that under Brazil law the Company should be liable for the vendors’ failure to pay wages, social security and other related labor benefits, as well as related tax obligations, as if the vendor’s employees had been employees of the Company. As of June 30, 2011, the total amount related to the reserved portion of the tax and labor contingencies was $0.8 million and the unreserved portion of the tax and labor contingencies amounted totaled approximately $17.5 million. With respect to the unreserved balance, these have been assessed by management as being either remote or possible as to the likelihood of ultimately resulting in a loss to the Company. Local laws and regulations often require that the Company to make deposits or post other security in connection with such proceedings. As of June 30, 2011 the Company had $5.4 million of cash deposits in Brazil regarding claims that the Company is disputing, liens on certain Brazilian assets as discussed in Note 5 with a net book value of $1.9 million, and approximately $2.7 million in letters of credit, all providing security with respect to these matters. Generally, any deposits would be refundable and any liens would be removed to the extent the matters are resolved in the Company’s favor. The Company routinely assesses these matters as to the probability of ultimately incurring a liability against its Brazilian operations and records the best estimate of the ultimate loss in situations where it assessed the likelihood of an ultimate loss as probable.

CardSoft, Inc., et al. v. Hypercom Corporation, et al. (United States District Court for the Eastern District of Texas, Marshall Division, Civil Action No. 2:08-CV-00098, filed on March 6, 2008) . CardSoft, Inc. and CardSoft (Assignment for the Benefit of Creditors), LLC (collectively “CardSoft”) filed this action against the Company and others in March 2008, alleging that certain of the Company’s terminal products infringe two patents allegedly owned by CardSoft: U.S. Patent No. 6,934,945 (the “‘945 Patent”), entitled “Method and Apparatus for Controlling Communications,” issued on August 23, 2005, and U.S. Patent No. 7,302,683 (the “‘683 Patent”), also entitled “Method and Apparatus for Controlling Communications,” issued on November 27, 2007, which is a continuation of the ‘945 patent. CardSoft is seeking a judgment of infringement, an injunction against further infringement, damages, interest and attorneys’ fees. In June 2008, the Company filed its answer, denying liability on the basis of a lack of infringement, invalidity of the ‘945 Patent and the ‘683 Patent, laches, waiver, equitable estoppel and unclean hands, lack of damages and failure to state a claim. The Company also counterclaimed seeking a declaratory judgment of non-infringement and invalidity of the ‘945 Patent and the ‘683 Patent. The Markman hearing originally scheduled for July 20, 2011, was held on August 8, 2011, and trial is scheduled for November 7, 2011 in Marshall, Texas. This action is currently in the discovery stage and, as CardSoft has not made a specific claim for damages, the Company is unable to assess its range of potential loss.

Lisa Shipley v. Hypercom Corporation. (United States District Court for the Northern District of Georgia, Civil Action No. 1:09-CV-0265, filed on January 30, 2009) . Lisa Shipley (“Shipley”), a former employee, filed this action against the Company in January 2009, alleging that the Company violated Title VII of the Civil Rights Act by discriminating against her on the basis of her gender, violated the Georgia Wage Payment laws, the Equal Pay Act and Georgia law by paying her lower compensation based on her gender. Ms. Shipley is seeking compensatory damages for emotional distress, damage to reputation, embarrassment, lost wages, back pay, accrued interest, punitive damages, attorney’s fees and expenses, and interest. In February 2009, the Company filed a motion to dismiss based on improper venue or, in the alternative, to transfer venue to the United States District Court for the District of Arizona. In June 2009, the Court denied the motion. In June 2009, the Company filed its answer, generally denying the material allegations of Ms. Shipley’s complaint. In October 2009, Ms. Shipley filed an amended complaint adding an allegation that the Company unlawfully retaliated against her. In November 2009, the Company filed its answer, denying the material allegations of the amended complaint. In February 2010, the Company filed a Motion for Judgment on the Pleadings as to Ms. Shipley’s retaliation claim, which the Court subsequently denied. On July 19, 2010, the Company filed a motion for summary judgment on all claims. On February 15, 2011, the magistrate judge recommended that the Court grant the Company’s motion for summary judgment as to Ms. Shipley’s sexual harassment hostile work environment claim, the constructive discharge claim, and the Georgia wage payment statute claim, but denied the Company’s motion for summary judgment as to her disparate treatment, retaliation, Equal Pay Act and Georgia Sex Discrimination in Employment Act claims. The Court adopted the magistrate judge’s recommendations on March 8, 2011. On March 2, 2011, the Company filed a motion for leave to file a motion for partial summary judgment out of time seeking summary judgment on seven components of Ms. Shipley’s disparate treatment Title VII claim, which was denied by the Court on March 8, 2011. The Company made an offer of judgment to Shipley in the amount of $125,000 on June 27, 2011. The offer of judgment expired on July 11, 2011 because it was not accepted by Shipley within fourteen days. Trial is set for December 5, 2011 in Atlanta, Georgia. This action is in the discovery stage and, as Ms. Shipley has not made a specific claim for damages. The Company has recorded our estimated loss in this case of $125,000.

Shareholder Class Action and Derivative Lawsuits. Commencing shortly after VeriFone publicly announced on September 30, 2010 that it had made an offer to acquire Hypercom and continuing following the announcement by the Company and VeriFone on November 17, 2010 that the Company had entered into a definitive merger agreement, certain putative class action lawsuits were filed in Arizona and Delaware state courts alleging variously, among other things, that the board of directors of Hypercom breached its fiduciary duties in connection with the merger and that VeriFone, Honey Acquisition Co., Hypercom, FP Hypercom Holdco, LLC, and Francisco Partners II, L.P. aided and abetted that alleged breach. These actions include: Gerber v. Hypercom, Delaware Court of Chancery, Case no. CA5868 (“Gerber”); Anarkat v. Hypercom, Maricopa County Superior Court, CV2010-032482 (“Anarkat”); Small v. Hypercom Corporation, Delaware Court of Chancery, Case no. CA6031 (Small”); Grayson v. Hypercom Corporation, Delaware Court of Chancery, Case no. CA6044 (Grayson”); and The Silverstein Living Trust v. Hypercom Corporation, Maricopa County Superior Court, Case no. CV2010-030941 (Silverstein”). The Anarkat and Silverstein cases have been consolidated in Maricopa County Superior Court as In Re Hypercom Corporation Shareholder Litigation, Lead Case No. CV2010-032482, and the Small and Grayson cases have been consolidated in the Delaware Court of Chancery as In Re Hypercom Corporation Shareholders Litigation, Consolidated C.A. No. 6031-VCL (the “Actions”). The Gerber case is dormant as the plaintiffs in that case have not prosecuted it since it was filed. On February 14, 2011, counsel for the plaintiffs and defendants in the Actions executed a Memorandum of Understanding (the “Memorandum”) pursuant to which (i) the Company provided additional disclosures recommended by the plaintiffs to supplement its proxy statement filed with the Securities and Exchange Commission, (ii) the defendants agreed to provide plaintiffs’ counsel with reasonable confirmatory discovery regarding the fairness and adequacy of the settlement and the additional disclosures, and (iii) the parties agreed to use their best efforts to execute and present to the court a formal stipulation of settlement within 45 days seeking court approval of (a) the settlement and dismissal of the Actions with prejudice, (b) the stay of all proceedings in the Actions, (c) the conditional certification of the Actions as a class action under Arizona law, (d) the release of all claims against the parties, (e) the defendants’ payment of $510,000 to the plaintiffs’ counsel for their fees and expenses, (f) the defendants’ responsibility for providing notice of the settlement to members of the class, and (g) the dismissal of the Delaware actions following the court’s final approval of the settlement. While the defendants deny that they have committed any violations of law or breaches of duties to the plaintiffs, the class or anyone else, and believe that their disclosures in the proxy statement regarding the merger were appropriate and adequate under applicable law, the defendants are entering into the settlement solely to eliminate the uncertainty, distraction, burden and expense of further litigation and to lessen the risk of any delay of the closing of the merger as a result of the litigation. The defendants have agreed that the payment to the plaintiffs’ counsel will be jointly funded equally by VeriFone and the carrier of Hypercom’s directors and officers liability insurance policy, while the Company will bear the cost of the $250,000 deductible amount under the insurance policy.

13. Segment, Geographic, and Customer Information

The Company’s Chief Operating Decision Maker (“CODM”) has been identified as the CEO of the Company. For each of the segments described below, the CODM has access to discrete financial information regarding the revenues, gross margins (using fully burdened manufacturing costs), direct local service costs, direct operating expenses consisting of expenses directly associated with the business segment and indirect operating expenses consisting of global Shared Cost Centers such as global R&D, marketing, corporate general and administrative expenses, and stock-based compensation. The Company’s operations are managed by Managing Directors for each region that report directly to the CODM. These Managing Directors have responsibility for all business activities and combined operating results of their regions and these individuals are compensated and evaluated based on the performance (Direct Trading Profit) of their respective regions (the Americas, Northern EMEA (“NEMEA”), Southern EMEA (“SEMEA”), and Asia-Pacific)

The Company’s four business segments are follows: (i) the Americas, (ii) NEMEA, (iii) SEMEA and (iv) Asia-Pacific. The Americas segment consists of the United States, Canada, Mexico, the Caribbean, Central America, and South America. The countries in the NEMEA segment consist of Belgium, Sweden, Turkey, Austria and Germany. The countries in the SEMEA segment consist of France, Spain, the United Kingdom, countries within Western and Central Eastern Europe, Russia, Hungary, the Middle East, and Africa. The countries in the Asia-Pacific segment consist of China, Hong Kong, Indonesia, the Philippines, Singapore, Thailand, Australia, and New Zealand.

Comparative segment data is as follows (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net Revenue
Americas	$28,712	$32,893	$57,814	$56,395
NEMEA	25,768	23,047	51,409	50,582
SEMEA	45,100	33,844	86,576	69,301
Asia-Pacific	19,882	14,137	42,953	26,398

	$119,462	$103,921	$238,752	$202,676

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Operating Income
Americas	$3,630	$5,505	$6,831	$10,939
NEMEA	5,604	5,052	10,728	11,201
SEMEA	9,404	6,522	18,468	14,262
Asia-Pacific	4,952	3,139	8,072	5,823
Shared cost centers	(26,157)	(17,320)	(49,766)	(35,883)

Total segment income (loss)	$(2,567)	$2,898	$(5,667)	$6,342
Interest income	$72	76	354	272
Interest expense	(3,277)	(3,224)	(6,290)	(6,010)
Foreign currency gain (loss)	512	(1,616)	1,697	(2,161)
Other income (expense)	2	(10)	3	(23)

Loss before income taxes and discontinued operations	(5,258)	$(1,876)	$(9,903)	$(1,580)

	June 30, 2011	December 31, 2010
Total Assets
Americas	$78,178	$87,721
NEMEA	90,898	96,716
SEMEA	90,154	87,216
Asia-Pacific	41,497	41,490
Shared cost centers	17,207	13,797

	$317,934	$326,940

14. Comprehensive Income (loss)

Comprehensive income (loss) for the three and six month periods ended June 30, 2011 and 2010 consists of the following (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net loss	$(5,389)	$(1,256)	$(8,836)	$(881)
Foreign currency translation adjustment	1,147	(8,025)	5,880	(13,219)

Total comprehensive loss	$(4,242)	$(9,281)	$(2,956)	$(14,100)

15. Earnings per Share

Basic income (loss) per share is computed by dividing net income (loss) by the weighted-average number of common shares outstanding during the period. Diluted income (loss) per share reflects the potential dilution that could occur if the income were divided by the weighted-average number of common shares outstanding and potentially dilutive common shares from outstanding stock options and warrants. Potentially dilutive common shares are calculated using the treasury stock method and represent incremental shares issuable upon exercise of the Company’s outstanding options and warrants. Potentially dilutive securities are not considered in the calculation of dilutive loss per share as their impact would not be dilutive. The following table reconciles the weighted average shares used in computing basic and diluted income (loss) per share for the three and six month periods ended June 30, 2011 and 2010:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Shares used in basic income (loss) per share computation (weighted average common shares outstanding)	61,472,966	53,853,334	58,487,762	53,749,304
Dilutive effect of stock options and warrants		—		—

Shares used in diluted income (loss) per share computation	61,472,966	53,853,334	58,487,762	53,749,304

Options, stock awards and warrants that could potentially dilute income per share in the future that were not included in the computation of diluted income per share	4,268,998	15,734,147	4,268,998	16,003,761

For the three and six month periods ended June 30, 2011 and 2010, outstanding stock options, restricted stock awards and warrants were not included in the computation of diluted loss per share because they were anti-dilutive.

On March 18, 2011, FP II exercised its Warrant in full on a cashless exercise basis and the Company issued 5,923,492 shares of its common stock to the Holder upon such exercise. The weighted average of common shares outstanding for the exercised Warrant as included in the basic shares computation for the six month period ended June 30, 2011 was 3,174,468.